EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NeighborCare, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-127616) and Form S-8 (Nos. 333-120450, 333-75102, 333-36874, 333-95949, 333-77845, 333-53749, 333-53637, 333-45801 and 333-02667) of Omnicare, Inc. of our report dated November 18, 2004, with respect to the consolidated balance sheets of NeighborCare, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2004, and the related financial statement schedule, which report is incorporated in the Form 8-K/A of Omnicare, Inc. dated October 13, 2005.

/s/ KPMG LLP

Baltimore, Maryland

October 13, 2005

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